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Exhibit 99.2

SPECIALTY LABORATORIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

PLAN SUMMARY AND PROSPECTUS

The date of this Prospectus is April 9, 2002

i

THIS DOCUMENT CONSTITUTES PART OF THE OFFICIAL PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

INFORMATION ON THE EMPLOYEE STOCK PURCHASE PLAN

        Specialty Laboratories, Inc., a California corporation (the "Company"), has established a new stock purchase program which will allow eligible employees the opportunity to acquire shares of the Company's common stock (the "Common Stock") at periodic intervals through accumulated payroll deductions. The new program is officially titled the Specialty Laboratories, Inc. Employee Stock Purchase Plan and will be referred to in this document as the Purchase Plan.

QUESTIONS AND ANSWERS ABOUT THE PURCHASE PLAN

        This summary sets forth in question and answer format the major features of the Purchase Plan and the principal rights and benefits available to the participating employees.

  1.
  What is the purpose of the Purchase Plan?

        The purpose of the Purchase Plan is to provide eligible employees with the opportunity to acquire stock ownership in the Company through periodic payroll deductions. These deductions will be applied at semi-annual intervals to purchase shares of Common Stock at a discount from the then current market price.

  2.
  When will the Purchase Plan become effective?

        The Purchase Plan became effective on December 7, 2000, the date on which the underwriting agreement for the initial public offering of the Common Stock was signed.

  3.
  Who administers the Purchase Plan?

        The Purchase Plan is administered by the Compensation Committee of the Board. This committee is comprised of two (2) or more non-employee Board members appointed by the Board. The members will serve for so long as the Board deems appropriate and may be removed by the Board at any time. The Compensation Committee in its capacity as administrator of the Purchase Plan will be referred to in this document as the Plan Administrator.

  4.
  How many shares of Common Stock may be issued under the Purchase Plan?

        The number of shares of Common Stock reserved for issuance over the term of the Purchase Plan is currently limited to 754,113 shares. This authorized share reserve consists of: (i) the 330,000 shares of Common Stock initially reserved for issuance under the Purchase Plan, (ii) the 209,375 shares of Common Stock added to the share reserve on January 2, 2001 pursuant to the automatic share increase feature of the Purchase Plan, plus (iii) another 214,738 shares of Common Stock added to the share reserve on January 2, 2002 pursuant to such automatic share increase feature.

        The share reserve will automatically increase on the first trading day of January in each subsequent calendar year, by one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day of December in the immediately preceding calendar year. However, the annual increase will not exceed 550,000 shares.

        The shares will be made available either from the Company's authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market.

  5.
  How will the Common Stock be made available for purchase?

        Shares of Common Stock will be offered for purchase through a series of overlapping offering periods, each with a duration (not to exceed twenty-four (24) months) determined by the Plan

Administrator prior to the start date of such offering period. The initial offering period began on December 7, 2000, the day the underwriting agreement for the initial public offering of the Common Stock was signed, and will end on the last business day in October 2002. Subsequent offering periods will begin on the first business day in May and November each calendar year. Accordingly, two (2) separate offering periods will begin in each calendar year the Purchase Plan remains in effect.

        Each offering period will be comprised of a series of successive six (6)-month purchase intervals. Purchase intervals will run from the first business day of May to the last business day of October each year and from the first business day of November each year to the last business day of April in the following year.

        If the fair market value per share of Common Stock on any semi-annual purchase date within a particular offering period is less than the fair market value per share of Common Stock on the start date of that offering period, then the participants in that offering period will automatically be transferred from that offering period after the semi-annual purchase of shares on their behalf and enrolled in the new offering period which begins on the next business day following such purchase date.

  6.
  Am I eligible to participate in the Purchase Plan?

        You will be eligible to participate in the Purchase Plan if you are employed by the Company or any participating subsidiary on a basis under which you are regularly expected to work more than twenty (20) hours per week for more than five (5) months per calendar year. The subsidiaries which will participate in the Purchase Plan are listed on attached Schedule A—"Companies Participating in Purchase Plan," and you will be advised from time to time of any additional subsidiaries which subsequently become participating subsidiaries.

  7.
  When may I become a participant?

        You may join the Purchase Plan on the start date of any offering period on which you are an eligible employee. However, no individual may participate in more than one offering period at a time.

        On the start date of the particular offering period in which you elect to participate, you will be granted a purchase right to acquire shares of Common Stock for each purchase interval you complete during that offering period.

  8.
  How do I become a participant?

        In order to participate in a particular offering period, you must complete and file the appropriate enrollment forms with the Plan Administrator on or before the start date of that offering period. The enrollment forms include a stock purchase agreement and a payroll deduction authorization. These forms may be obtained from the Plan Administrator.

  9.
  How much may I invest through the Purchase Plan through payroll deductions?

        You may authorize payroll deductions in one percent (1%) multiples of your cash earnings for each purchase interval you complete within the offering period, up to maximum of fifteen percent (15%). Your cash earnings will include: (i) your regular base salary during your period of participation in the offering period plus (ii) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments you receive during such period. Your cash earnings will be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions you make to any 401(k) salary deferral plan or any cafeteria benefit program now or hereafter established by the Company (or any parent or subsidiary). However, your cash earnings will not include any contributions made by the Company (or any parent or subsidiary) on your behalf to any employee benefit or welfare plan now or hereafter established.

  10.
  May I change the rate of my payroll deductions?

        You may decrease your rate of payroll deduction at any time, but you may not make more than one reduction during the same purchase interval. The reduced rate will become effective as soon as administratively possible following the filing of your reduction request with the Plan Administrator. You may increase your rate of payroll deduction by filing a new payroll deduction authorization with the Plan Administrator prior to the start of any new purchase interval (the first business day of May or November) within the offering period. Your new rate, which may not exceed fifteen percent (15%) of your cash earnings, will become effective on the start date of the first purchase interval following the filing of your new authorization.

  11.
  What happens to my payroll deductions?

        Your payroll deductions will be credited to an account established in your name on the Company's books. No interest will be paid on the balance credited to your account. Since the Company pays all administrative expenses of the Purchase Plan, the full amount of your payroll deductions will be applied to the purchase of Common Stock. Your payroll deductions may be commingled with the general assets of the Company and used for general corporate purposes.

  12.
  When will my purchase right be exercised?

        Your purchase right will be exercised on the last business day of each purchase interval. These purchase dates will occur on the last business day in April and October each year during the offering period.

  13.
  How will my purchase right be exercised?

        Your purchase right will be exercised by applying the amount credited to your account to the purchase of whole shares of Common Stock on each purchase date. Any remaining amount in your account will be carried over to the next purchase interval. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitations on the maximum number of shares purchasable per participant on any one purchase date or the maximum number of shares purchasable in total by all participants on any one purchase date will be promptly refunded after such purchase date. (See Question 17 for further information concerning such limitations.)

  14.
  What is the purchase price of the Common Stock?

        The purchase price per share of Common Stock purchased on your behalf on each semi-annual purchase date within the particular offering period in which you are enrolled will be eighty-five percent (85%) of the lower of (i) the fair market value per share of Common Stock on the start date of that offering period or (ii) the fair market value per share on the semi-annual purchase date.

  15.
  How is the fair market value of the Common Stock determined?

        The fair market value per share on any relevant date under the Purchase Plan will be the closing selling price of the Common Stock on that date, as reported on the composite tape of transactions on the New York Stock Exchange and published in The Wall Street Journal. However, the fair market value of the Common Stock on the December 7, 2000 start date of the initial offering period was deemed to be equal to $16.00, the price per share at which the Common Stock was sold in the initial public offering pursuant to the underwriting agreement.

  16.
  Will I receive a report indicating the amount and status of my account?

        After each purchase date, you will receive a report indicating the number of shares purchased on your behalf and the purchase price paid per share.

  17.
  Are there any limitations on the number of shares I may purchase?

        Yes. The following limitations apply:

          a.    The total number of shares of Common Stock currently available for issuance over the term of the Purchase Plan is limited to 754,113 shares (subject to the adjustments described under Question 24). However, the number of shares available for issuance under the Purchase Plan will automatically increase on the first trading day of each subsequent calendar year by an amount equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year.

          b.    The maximum number of shares of Common Stock purchasable in total by all participants in the Purchase Plan on any one purchase date may not exceed eighty-two thousand five hundred (82,500) shares (subject to the adjustments described under Question 24).

          c.    The maximum number of shares of Common Stock that you may purchase on any one purchase date may not exceed four hundred forty (440) shares (subject to the adjustments described under Question 24).

          d.    You may not purchase shares at a rate in excess of $25,000 worth of Common Stock (determined on the basis of the fair market value of the Common Stock on the start date of the offering period) for each calendar year your purchase right for that offering period remains outstanding.

          e.    Finally, no purchase right will be granted to any employee who, immediately after the grant of such right, would own (or otherwise hold options or other rights to purchase) stock possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Company or any parent or subsidiary corporation.

        Any payroll deductions collected from you that cannot be applied to the purchase of Common Stock by reason of one or more of these limitations will be refunded.

  18.
  What if there are not enough shares available to cover all the exercised purchase rights on a particular purchase date?

        If the total number of shares for which purchase rights are to be exercised on any purchase date exceeds the number of shares at the time available for issuance under the Purchase Plan, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and non-discriminatory basis, and any payroll deductions not applied to the purchase of the available shares will be refunded.

  19.
  May I withdraw from the Purchase Plan?

        Yes. You may withdraw from an offering period by filing the prescribed notification form with the Plan Administrator at any time before the last business day of any purchase interval within that offering period. No further payroll deductions will be collected on your behalf during the remainder of that offering period, and any payroll deductions already collected for the current purchase interval will, at your election, be refunded to you or applied to the purchase of Common Stock on the next semi-annual purchase date. However, once you have withdrawn from an offering period, you may not rejoin that offering period at a later date. You must wait until the start of a new offering period before you may re-enter the Purchase Plan.

          EXAMPLE:    Assume that you join the Purchase Plan at the start of the offering period scheduled to begin on November 1, 2002. If you later decide to withdraw from that offering period on February 15, 2003, you will not be able to rejoin the Purchase Plan until the start of the next offering period scheduled to begin on May 1, 2003.

  20.
  How do I rejoin the Purchase Plan if I withdraw from an offering period?

        Individuals who withdraw from an offering period may participate in any subsequent offering period by filing new enrollment forms on or before the start date of the new offering period.

  21.
  What happens if my employment terminates or my eligibility status changes?

        Your participation in the Purchase Plan will immediately cease should your employment terminate for any reason (including death or disability) or should you otherwise lose your status as an eligible employee (<20 hours per week or <5 months per year). Any payroll deductions collected on your behalf for the purchase interval in which your termination or loss of eligibility occurs will automatically be refunded to you (or the personal representative of your estate in the event of your death).

  22.
  What happens if I go on an unpaid leave of absence?

        Your payroll deductions will cease with the paycheck immediately prior to the start of your leave and will not resume unless you return to active service. Your existing payroll deductions for the purchase interval in which your leave begins may either be withdrawn or applied to the purchase of Common Stock on the next scheduled purchase date. You must, however, make your election before the next scheduled purchase date; otherwise, your payroll deductions will automatically be refunded. Should you return to active service within ninety (90) days after the start of your leave or before the expiration of any longer period for which your re-employment rights are guaranteed by law or contract, your payroll deduction will automatically resume at the rate in effect at the time your leave began, whether or not a new offering period with a new purchase price may have begun while you were on leave.

        If you do not return within ninety (90) days after the start of your leave or before the expiration of any longer period for which your re-employment rights are guaranteed, then your participation in the Purchase Plan will terminate, and you must re-enroll by completing the necessary enrollment forms on or before the start of any new offering period in which you wish to participate following your return.

  23.
  What happens if there is a change in control of the Company?

        If there is a change in control of the Company, whether by merger, sale of more than fifty percent (50%) or the Company's outstanding voting securities or sale of substantially all of the Company's assets, then all payroll deductions for the purchase interval in which such change in control occurs will automatically be applied to the purchase of Common Stock immediately prior to the effective date of such change in control, subject to the per-participant share limitation summarized in paragraph (c) of Question 17. The purchase price for your shares will be equal to eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the start date of the offering period in which you are enrolled at the time of such change in control or (ii) the fair market value of the Common Stock immediately prior to the effective date of the change in control. The limitation on the maximum number of shares purchasable in total by all participants in the Purchase Plan on any one purchase date (see paragraph (b) of Question 17) will not be in effect for the purchase date attributable to such change in control.

        The Company will use its best efforts to provide at least ten (10) days prior notice of any such change in control, and each participant will thereafter have the right to terminate his or her outstanding purchase rights at any time prior to the effective date of the change in control, should such participant prefer not to have any shares purchased on his or her behalf in connection with the change in control.

  24.
  What happens if there is a change in the Company's capital structure?

        In the event of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Purchase Plan, (ii) the maximum number and class of securities by which the share reserve is to increase automatically each year, (iii) the maximum number and class of securities purchasable in total by all participants on any one purchase date, (iv) the maximum number and class of securities purchasable per participant on any one purchase date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. Such adjustments will prevent any dilution or enlargement of the rights and benefits of Purchase Plan participants.

  25.
  May I assign or transfer my purchase rights under the Purchase Plan?

        No. Your purchase rights may not be assigned or transferred.

  26.
  When will I receive the stock certificate for my purchased shares?

        As soon as practicable after each purchase date, a stock certificate for the shares purchased on your behalf will be deposited directly to a Company-designated brokerage account maintained on your behalf and held in "street name" to facilitate the subsequent sale of those shares.

  27.
  After becoming a stockholder, may I vote my shares?

        Yes, even if you do not have physical possession of a stock certificate.

  28.
  When may I sell my purchased shares?

        Individuals who purchase Common Stock under the Purchase Plan may resell such shares without restriction, except for certain executive officers of the Company. However, the Federal and state income tax treatment of the sale proceeds may be more favorable if you hold your shares for a certain period of time prior to sale (see Questions and Answers on Federal Tax Consequences below).

        At the time you sell your purchased shares, you should inform the Company of the number of shares sold and the selling price per share, and you will be required to satisfy all applicable income and employment tax withholding requirements at the time of the sale.

  29.
  What restrictions apply if I am an executive officer of the Company?

        Section 16(b) of the 1934 Act requires the Company to recover any profit realized by an executive officer from any purchase and sale, or sale and purchase, of shares of Common Stock made within a period of less than six (6) months. The acquisition of shares of Common Stock under the Purchase Plan by such an executive officer will not be treated as a purchase of those shares for short-swing liability purposes and will not have to reported on any Form 4 or Form 5 report. However, the acquired shares of Common Stock must be included in the month-end or year-end holdings on any Form 4 or Form 5 report otherwise required of such executive officer with respect to any other transactions in the Common Stock. An executive officer's sale of shares of Common Stock acquired under the Purchase Plan will, for short-swing liability purposes, be matched against any non-exempt purchases of Common Stock (e.g., open-market purchases) made by such officer within six (6) months before or after the date of such sale.

  30.
  What restrictions apply if I am an affiliate?

        In general, persons with the power to manage and direct the policies of the Company, their relatives and trusts, estates, corporations or other entities controlled by any of such persons or their relatives may be deemed to be affiliates of the Company. Affiliates of the Company are obligated to resell their shares of Common Stock in compliance with Rule 144 of the Securities and Exchange Commission ("SEC"). This rule requires sales to be effected in "broker's transactions," as defined in such rule, and a written notice of each sale must be filed with the SEC at the time of the sale. The rule also limits the number of shares that may be sold in any three (3)-month period to no more than the greater of (i) one percent (1%) of the outstanding shares of Common Stock or (ii) the average weekly reported volume of trading in such shares on all securities exchanges during the four (4) calendar weeks preceding the filing of the required notice of proposed sale. However, the one (1)-year holding period requirement of Rule 144 will not be applicable to any Common Stock acquired under the Purchase Plan.

        Officers of the Company should consult with counsel before offering for sale any shares of Common Stock acquired under the Purchase Plan in order to assure their compliance with Rule 144, Section 16 and all other applicable provisions of Federal and state securities laws.

  31.
  Should I be concerned about taxes?

        Yes. A description of the Federal income tax consequences resulting from participation in the Purchase Plan is included below. However, you should consult your own tax advisor regarding the particular tax consequences to you when you buy Common Stock under the Purchase Plan and when you later sell the shares.

  32.
  Can the Company terminate the Purchase Plan?

        Yes. The Plan Administrator has the discretion to terminate all outstanding purchase rights immediately following the close of any semi-annual purchase interval. If the Plan Administrator exercises this discretion, the Purchase Plan will terminate in its entirety, no further purchase rights will thereafter be granted or exercised, and no further payroll deductions will be collected under the terminated plan.

  33.
  Can the Purchase Plan be amended?

        The Board may amend the Purchase Plan at any time to become effective immediately following the close of any semi-annual purchase interval. However, certain amendments may require the approval of the Company's stockholders.

        The Board has also reserved the right to amend the Purchase Plan with an immediate effective date, if and to the extent necessary to assure that the Company will not have to recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Purchase Plan, should the financial accounting rules applicable to the Purchase Plan subsequently be revised so as to require the Company to recognize compensation expense in the absence of such amendment.

  34.
  What is the maximum duration of the Purchase Plan?

        The Purchase Plan will in all events terminate upon the earliest of (i) the last business day in October 2010, (ii) the date on which all shares available for issuance under the Purchase Plan have been sold or (iii) the date on which all purchase rights are exercised in connection with a change in control of the Company.

  35.
  Does the Purchase Plan have any impact on the terms of my employment?

        Neither the Purchase Plan nor any outstanding purchase right is intended to provide any participant with the right to remain in the Company's employ for any specific period, and both you and the Company will each have the right to terminate your employment at any time and for any reason, with or without cause.

  36.
  Is the Purchase Plan subject to ERISA?

        The Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or Section 401(a) of the Internal Revenue Code.

QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES

        The following is a description of the Federal income tax consequences of participation in the Purchase Plan. State and local tax treatment, which is not discussed below, may vary from such Federal income tax treatment. You should consult with your own tax advisor as to the tax consequences of your particular transactions under the Purchase Plan.

  T1.
  Will the receipt of a purchase right or the purchase of shares on my behalf under the Purchase Plan result in taxable income?

        The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan that so qualifies, no taxable income is recognized by the participant for income tax purposes either upon receipt of the purchase right at the time of entry into the offering period or upon the actual purchase of shares on each semi-annual purchase date.

        However, beginning with calendar year 2003, the amount by which the fair market value of the purchased shares at the time of purchase under the Purchase Plan exceeds the purchase price paid for those shares will be treated as taxable wages for employment tax purposes (Social Security and Medicare taxes). The Social Security tax rate is 6.2% on taxable wages up to certain dollar amount each calendar year ($84,900 for the 2002 calendar year), and the Medicare tax rate is 1.45% on all taxable wages.

  T2. When will I be subject to Federal income tax on the purchased shares?

        Generally, you will recognize income for income tax purposes in the year in which you make a disposition of the purchased shares. The term "disposition" generally includes any transfer of legal title, whether by sale, exchange or gift, but does not include a transfer to your spouse or a transfer into joint ownership if you remain one of the joint owners or a transfer into your brokerage account.

  T3. How is my Federal income tax liability determined when I sell my shares?

        Your Federal income tax liability will depend on whether you make a qualifying or disqualifying disposition of the purchased shares. A qualifying disposition will occur if the sale or other disposition of those shares is made (i) more than two (2) years after the start date of the offering period in which those shares were purchased and (ii) more than one (1) year after the actual purchase date of such shares. A disqualifying disposition will result if the sale or other disposition is made prior to the satisfaction of these two requirements.

  T4. What if I make a qualifying disposition?

        You will recognize ordinary income in the year of the qualifying disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the date of the qualifying disposition exceeds the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period during which those shares were purchased. Any additional gain recognized upon the qualifying disposition will be long-term capital gain. (Please see Question T6 below for the tax rates applicable to capital gains.) If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price you paid for the shares, there will be no ordinary income, and any loss recognized will be a long-term capital loss.

          Example: Assume that you enter the Purchase Plan at the start of the offering period scheduled to begin on May 1, 2002. Assume the fair market value of the Common Stock on that date is $20.00 per share. On the October 31, 2002 purchase date, 100 shares of Common Stock are purchased on your behalf at a price of $17.00 per share when the fair market value is assumed to be $25.00 per share. On June 15, 2004, more than two years after the start date of that offering period and more than one year after the actual purchase date, you sell the shares for $30.00 per share in a qualifying disposition. The income tax treatment of your $13.00 profit per share will be as follows:

Ordinary Income Per Share	The lower of (i) 15% of the $20.00 fair market value per share on the start date of the offering period or (ii) the excess of $30.00 per share selling price over the $17.00 per share purchase price = $3.00 per share
Long-Term Capital Gain Per Share	$30.00 per share selling price less $20.00 ($17.00 purchase price plus $3.00 ordinary income) = $10.00 per share
  T5.
  What if I make a disqualifying disposition?

        You will recognize ordinary income in the year of the disqualifying disposition equal to the excess of (i) the fair market value of the shares on the purchase date over (ii) purchase price paid for the shares. Any additional gain recognized upon the disqualifying disposition will be capital gain, which will be long-term if the shares are held for more than one (1) year. (Please see Question T6 below for the tax rates applicable to capital gains.)

        The amount of ordinary income you recognize upon such a disqualifying disposition will be reported by the Company on your W-2 wage statement for the year of such disposition, and any applicable withholding taxes which arise in connection with such disqualifying disposition will be collected from your wages or through your separate payment.

          Example:Assume that you enter the Purchase Plan at the start of the offering period scheduled to begin on May 1, 2002. Assume that the fair market value of the Common Stock on that date is $20.00 per share. Assume further that on the October 31, 2002 purchase date, 100 shares of Common Stock are purchased on your behalf at a price of $17.00 per share when the fair market value is assumed to be $25.00 per share. On August 15, 2003, less than one year after the purchase date of the shares, you sell those shares for $30.00 per share in a disqualifying disposition. The income tax treatment of your $13.00 per share profit will be as follows:

Ordinary Income Per Share	$25.00 fair market value per share on the purchase date less $17.00 per share purchase price = $8.00 per share
Short-Term Gain Per Share	$30.00 per share selling price less $25.00 fair market value per share on the purchase date = $5.00 per share
  T6.
  What are the applicable Federal tax rates?

        Regular Tax Rates.    As a result of the Economic Growth and Tax Relief Reconciliation Act of 2001 (the "2001 Tax Relief Act"), the maximum Federal tax rate on ordinary income in excess of

$307,050 ($153,525 for a married taxpayer filing a separate return) is 38.6% for the 2002 calendar year. The applicable $307,050 or $153,525 threshold is subject to cost-of-living adjustments in taxable years beginning after December 31, 2002.

        Certain limitations are imposed upon a taxpayer's itemized deductions, and the personal exemptions claimed by the taxpayer are subject to phase-out. These limitations may result in the taxation of ordinary income at an effective top marginal rate in excess of 38.6%.

        Capital Gain Tax Rates.    Short-term capital gains are subject to the same tax rates as ordinary income. Long-term capital gains are subject to a maximum federal tax rate of 20%.

        Capital gain recognized on the sale or disposition of capital assets held for more than five (5) years by individuals whose tax rate on ordinary income for the year of such sale or disposition is below 25% will be subject to tax at a rate of 8%.

        Beginning in 2006, capital gain recognized on the sale or disposition of capital assets held for more than five (5) years by individuals whose tax rate on ordinary income for the year of such sale or disposition is 25% or more will be taxed at a rate of 18%, provided the holding period for such property begins after December 31, 2000. However, any capital gain on the sale or disposition of shares of the Company's common stock acquired under the Purchase Plan will not be eligible for the 18% tax rate unless those shares are purchased in an offering period beginning after December 31, 2000.

        Itemized Deductions.    For the tax year ending December 31, 2002, itemized deductions are reduced by 3% of the amount by which the taxpayer's adjusted gross income for the year exceeds $137,300 ($68,650 for a married taxpayer filing a separate return). However, the reduction may not exceed 80% of the total itemized deductions (excluding medical expenses, casualty and theft losses, and certain investment interest expense) claimed by the taxpayer. The applicable $137,300 or $68,650 threshold is subject to cost-of-living adjustments in taxable years beginning after December 31, 2002.

        Personal Exemptions.    In addition, the deduction for personal exemptions claimed by the taxpayer is reduced by 2% for each $2,500 ($1,250 for a married taxpayer filing a separate return) or fraction thereof by which the taxpayer's adjusted gross income for the year exceeds a specified threshold amount. The applicable thresholds for 2002 are $206,000 for married taxpayers filing joint returns (and in certain instances, surviving spouses), $171,650 for heads of households, $137,300 for single taxpayers and $103,000 for married taxpayers filing separate returns. Accordingly, the deduction is completely eliminated for any taxpayer whose adjusted gross income for the year exceeds the applicable threshold amount by more than $122,500 (or $61,250 for a married taxpayer filing a separate return). The threshold amounts will be subject to cost-of-living adjustments in taxable years beginning after December 31, 2002.

  T7.
  How will the 2001 Tax Relief Act affect the Federal tax rate?

        The 2001 Tax Relief Act lowered the Federal tax rates which will be in effect for taxable years beginning after December 31, 2003. The reduced rates will be as follows:

	The corresponding percentages shall be substituted for the following percentages:
In the case of taxable years beginning during calendar year:
	27.0%	30.0%	35.0%	38.6%
2004 and 2005	26.0%	29.0%	34.0%	37.6%
2006 and thereafter	25.0%	28.0%	33.0%	35.0%

  T8.
  What if I die before disposing of the shares?

        The personal representative of your estate must report as ordinary income in the year of your death the lesser of (i) the amount by which the fair market value of the shares on the date of your death exceeds the purchase price paid for such shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period during which those shares were purchased.

  T9.
  What are the Federal tax consequences to the Company?

        If you make a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction in the year of the disqualifying disposition equal to the amount of ordinary income you recognize upon such disposition. In no other event will a deduction be allowed to the Company.

COMPANY INFORMATION AND ANNUAL PLAN INFORMATION

        Specialty Laboratories, Inc. is a California corporation which maintains its principal executive offices at 2211 Michigan Avenue, Santa Monica, California 90404-3900. The telephone number at the executive offices is (310) 828-6543. You may contact the Company at this address or telephone number for further information concerning the Plan and its administration.

        A copy of the Company's Annual Report to Stockholders for the most recent fiscal year will be furnished to each participant in the Plan, and additional copies will be furnished without charge to each participant upon written or oral request to the Corporate Secretary of the Company at its principal executive office or upon telephoning the Company at its principal executive office. In addition, any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request to the Corporate Secretary, a copy of any of the documents listed below, which are hereby incorporated by reference into this Prospectus, other than certain exhibits to such documents.

  (a)
  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on March 13, 2002.

  (b)
  The Company's Registration Statement No. 001-16217 on Form 8-A12B filed with the SEC on November 13, 2000, in which there are described the terms, rights and provisions applicable to the Company's outstanding Common Stock.

        The Company will also deliver to each participant in the Plan who does not otherwise receive such materials a copy of all reports, proxy statements and other communications distributed to the Company's stockholders.

SCHEDULE A—
COMPANIES PARTICIPATING IN PURCHASE PLAN

Specialty Laboratories, Inc.

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EMPLOYEE STOCK PURCHASE PLAN PLAN SUMMARY AND PROSPECTUS